CONTACTS

From: Anthony J. DeFazio	For: Brian D. Jones, Chief Financial Officer
DeFazio Communications, LLC	American Realty Capital Trust, Inc.
tony@defaziocommunications.com	bjones@arctreit.com
Ph: (484) 532-7783	Ph: (646) 937-6900

FOR IMMEDIATE RELEASE

American Realty Capital Trust Added to Multiple S&P Indices

New York, New York, June 18, 2012 -- American Realty Capital Trust, Inc. (“ARCT” or the “Company”) announced today its addition to a number of S&P indices, including the S&P Total Market Index, the S&P Global BMI (Broad Market Index), and the S&P Developed BMI (Broad Market Index). ARCT was also included in a number of S&P’s custom indices. The rebalance for these indices took place Friday, June 15, 2012, at the market close.

As defined by S&P, the S&P Total Market Index is a combination of the S&P 500® and the S&P Completion Index, and includes all common equities listed on the New York Stock Exchange (NYSE), the NYSE Amex, the NASDAQ Global Select Market, the NASDAQ Global Market and the NASDAQ Capital Market. The S&P Global BMI is comprised of the S&P Developed BMI and S&P Emerging BMI, and is a comprehensive, rules-based index measuring global stock market performance. The S&P Developed BMI is designed as a tool for institutional investors to gain exposure to all eligible securities in developed markets globally, representing 26 countries.

About S&P Indices

According to S&P, S&P Indices is a global leader in providing investable and benchmark indices to the financial markets. To date, S&P calculates over 700,000 indices in real-time or at the end of day, and is home to some of the world’s most followed and recognized stock market indices.

Important Notice

American Realty Capital Trust, Inc., a publicly traded Maryland corporation listed on The NASDAQ Global Select Market, is a leading self-administered real estate company that owns and acquires single tenant free standing commercial real estate properties that are primarily net leased on a long-term basis to investment grade credit rated and other creditworthy tenants.

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve risks and uncertainties that could cause the outcome to be materially different.

Additional information about the Company can be found on the Company’s website at www.arctreit.com.